EXHIBIT 5(b)

March 23, 2006

Entergy Arkansas, Inc.
425 West Capitol
Little Rock, Arkansas 72201

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy Arkansas, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $500,000,000 in aggregate principal amount of (a) its First Mortgage Bonds (the "Bonds") and/or (b) its Debt Securities (the "Debt Securities"); such Bonds to be issued in one or more new series, under the Company's Mortgage and Deed of Trust, dated as October 1, 1944, with Deutsche Bank Trust Company Americas, N.A., successor Corporate Trustee, Stanley Burg, successor co-Trustee, and, as to property in Missouri, The Bank or New York Trust Company, National Association, successor co-Trustee, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the "Mortgage"), and such Debt Securities to be issued in one or more series under an Indenture for Debt Securities (the "Indenture") between the Company and a trustee named therein (the "Indenture Trustee"); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage and the Indenture.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds and the Debt Securities, each when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed, as applicable to the respective securities, (I) that the Bonds and the Debt Securities each will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company's Board of Directors or, when authorized, either the Executive Committee thereof or an authorized officer, (II) that the Indenture will be executed and delivered in compliance with the due authorization of (a) the Company's Board of Directors or, when authorized, either the Executive Committee thereof or an authorized officer and (b) the Indenture Trustee, and (III) that the Bonds and the Debt Securities each will be issued and delivered in compliance with appropriate orders with regard to the issuance of the Bonds and the Debt Securities, respectively, by the Arkansas Public Service Commission and the Tennessee Regulatory Authority.

This opinion is limited to the laws of the States of New York and Arkansas and of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of Arkansas, we have relied upon the opinion of Friday, Eldredge & Clark, LLP, which is being filed as Exhibit 5(a) to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP